                                                                    EXHIBIT 99.5

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Form 8-K contains forward-looking statements that involve numerous risk and uncertainties. The statements contained in this Form 8-K that are not purely historical are forward-looking statements, within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this Form 8-K are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and in the Registrant's Form 10-Q for the quarter ended June 30, 1997. All financial information presented in this Form 8-K has been restated to include the operating results of Control Resources Corporation ("CRC"), which was acquired in a pooling of interests transaction on May 29, 1997.

OVERVIEW

  P-Com, Inc. (the "Company") supplies equipment and services for access to worldwide telecommunications and broadcast networks. Currently, the Company ships 2.4 GHz and 5.7 GHz spread spectrum radio systems, as well as 7 GHz, 13 GHz, 14 GHz, 15 GHz, 18 GHz, 23 GHz, 26 GHz, 38 GHz and 50 GHz radio systems, all with related software.

  From October 1993 through June 30, 1997, the Company generated sales of approximately $264.6 million, of which $189.6 million, or 72% of such amount, was generated in the eighteen months ended June 30, 1997. From inception to the end of the second fiscal quarter of 1997, the Company had generated cumulative profits of approximately $3.7 million. Although the Company has experienced a significant percentage growth in sales and gross profit from fiscal 1993 through the first half of fiscal, 1997, the Company does not believe prior growth rates are indicative of future operating results. Due to the Company's limited operating history and resources, among other factors, there can be no assurance that profitability or significant revenues on a quarterly or annual basis will occur in the future. There can be no assurance that the Company's revenues will continue to remain at or increase from the levels experienced in recent quarters, or that sales will not decline. The Company intends, however, to continue to invest significant amounts in its operations, particularly to support product development and the marketing and sales of recently introduced products and services, and operating expenses will continue to increase significantly in absolute dollars. If the Company's sales do not correspondingly increase, the Company's results of operations would be materially adversely affected. Accordingly, there can be no assurance that the Company will achieve profitability in future periods.

  Recently, the Company has significantly expanded the scale of its operations to support the increases in its sales levels and to address critical infrastructure and other requirements. This expansion has included the leasing of additional space, the opening of branch offices and subsidiaries in the United Kingdom, Germany and Singapore, the acquisitions of all or majority interests in Geritel S.p.A. ("Geritel"), Atlantic Communication Sciences, Inc. ("ACS"), Technosystem S.p.A. ("Technosystem"), Columbia Spectrum Management L.P. ("CSM"), CRC and Telesys (UK) Limited ("Telesys") and a pending acquisition of R T Masts Limited ("R T Masts"), significant investments in research and development to support product development and services, and the hiring of additional personnel in all functional areas, including in sales and marketing, finance, manufacturing and operations.The Company anticipates that its operating expenses will continue to increase significantly. If the Company's sales do not correspondingly increase, the Company's results of operations would be materially adversely affected. The sale and implementation of the Company's products generally involve a significant commitment of the Company's management, sales and other resources. The sales cycle for the Company's products is lengthy and typically involves a significant technical evaluation and commitment of cash and other resources, with the attendant delays.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the percentages that certain items bear to sales:

                                                  YEARS           SIX MONTHS
                                             ENDED DECEMBER        ENDED JUNE
                                                   31,                30,
                                            --------------------  ------------
                                            1994    1995   1996   1996   1997
                                            -----   -----  -----  -----  -----
   Sales................................... 100.0%  100.0% 100.0% 100.0% 100.0%
   Cost of sales...........................  60.0    56.7   59.3   60.5   58.8
                                            -----   -----  -----  -----  -----
     Gross margin..........................  40.0    43.3   40.7   39.5   41.2
                                            -----   -----  -----  -----  -----
   Operating expenses:
     Research and development..............  41.5    23.2   19.8   20.7   15.8
     Selling and marketing.................  14.8     8.5    6.8    7.2    7.5
     General and administrative............  15.8     6.3    5.6    6.0    7.2
                                            -----   -----  -----  -----  -----
   Total operating expenses................  72.1    38.0   32.2   33.9   30.5
                                            -----   -----  -----  -----  -----
   Income (loss) from operations........... (32.1)    5.3    8.5    5.6   10.7
   Interest and other income (expense),
    net....................................  (0.9)    0.5    1.1    0.3   (0.1)
                                            -----   -----  -----  -----  -----
   Income (loss) before income taxes....... (33.0)    5.8    9.6    5.9   10.6
   Provision for income taxes..............   0.5     0.4    0.9    0.9    3.8
                                            -----   -----  -----  -----  -----
   Net income (loss)....................... (33.5)%   5.4%   8.7%   5.0%   6.8%
                                            =====   =====  =====  =====  =====

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

 Sales

  Sales consist of revenues from radio systems and related software tools and service offerings. Sales for the six months ended June 30, 1997 and 1996 were $87.8 million and $40.7 million, respectively. The increase in sales in the six months ended June 30, 1997 was primarily due to increased unit sales of 38 GHz and 23 GHz radio systems to new and existing customers and sales from products acquired in recent acquisitions, and, to a lesser extent, from service offerings. For the six months ended June 30, 1997, two customers accounted for 22% of the Company's sales, and as of June 30, 1997, four customers accounted for 60% of the Company's backlog scheduled for shipment in the twelve months subsequent to June 30, 1997.

 Gross Profit

  The Company's cost of sales consists primarily of costs related to materials, labor and overhead. Gross profit for the six months ended June 30, 1997 and 1996, was approximately $36.1 million, or 41.2% of sales, and approximately $16.1 million, or 39.5% of sales, respectively. The improvement in gross profit was primarily due to product design improvements and economies of scale. There can be no assurance that gross margins will remain at this level or continue to improve.

 Research and Development

  Research and development expenses consist primarily of costs associated with personnel and equipment. The Company's research and development activities include the development of additional frequencies and varying operating features and related software tools. In accordance with Financial Accounting Standards Board Statement No. 86, the Company's policy is to capitalize internal software development costs on a project at the time when the technological feasibility of such project has been achieved. The Company's software development costs subject to capitalization have not been significant to date and, as a result, have been expensed during the periods incurred. The Company intends to continue to invest significant resources to continue the development of new systems and enhancements (including additional frequencies and varying operating features and related software tools) and expects that research and development expenses will increase significantly in absolute dollars during the remainder of 1997 and in 1998 will continue to increase significantly in absolute dollars as compared to 1997. Research and development expenses totaled approximately $13.8 million for the six months ended June 30, 1997, compared to $8.4 million for the six months ended June 30, 1996. The increase in absolute dollars for the six months ended June 30, 1997 was due primarily to expenses associated with increased staffing, costs associated with new product development by CRC and the acquisitions of Technosystem and CSM in the first quarter of 1997. As a percentage of sales, research and development expenses decreased to 15.8% in the six months ended June 30, 1997 from 20.7% in the corresponding period in 1996. The decrease as a percentage of sales was primarily due to a higher level of sales in the six months ended June 30, 1997, as compared to the corresponding period in 1996.

 Selling and Marketing

  Selling and marketing expenses consist of salaries of certain personnel, investments in international operations, sales commissions, travel expenses, customer service and support expenses and costs related to advertising and trade shows. The Company expects that such expenses will increase significantly in absolute dollars during the remainder of 1997 and in 1998 will continue to increase significantly in absolute dollars as compared to 1997. Selling and marketing expenses for the six months ended June 30, 1997 and 1996 were $6.6 million and $2.9 million, respectively. The increase in selling and marketing expenses in the six months ended June 30, 1997, as compared to the corresponding period in 1996, was primarily due to increased staffing, expenses related to recent acquisitions and increased expenses relating to the Company's expansion of its international sales and marketing organization. As a percentage of sales, selling and marketing expenses were 7.5% during the six month period ended June 30, 1997 as compared to 7.2% in the corresponding period in 1996. This increase was due primarily to the expansion of the Company's international sales in the six months ended
June 30, 1997 as compared to the corresponding period in 1996.

 General and Administrative

  General and administrative expenses consist primarily of salaries and other expenses for management, finance, accounting, legal and other professional services. General and administrative expenses for the six months ended June 30, 1997 and 1996, were $6.3 million and $2.5 million, respectively. The increase in general and administrative expenses in the six months ended
June 30, 1997 as compared to the corresponding period in 1996 was principally due to increased staffing and other costs resulting from the Company's acquisitions of Geritel, ACS, Technosystem, CSM. As a percentage of sales, general and administrative expenses were 7.2% in the six months ended June 30, 1997, as compared to 6.0% in the corresponding period in 1996. This increase in general and administrative expenses as a percentage of sales was due primarily to the expansion of the Company's operations and goodwill amortization associated with the Company's acquisitions in the six months ended June 30, 1997 as compared to the corresponding period in 1996. The Company expects general and administrative expenses to continue to increase significantly in absolute dollars in 1997 as compared to 1996, as the Company continues to expand its operations and acquire companies. The Company also has incurred and expects to continue to incur additional significant ongoing expenses as a publicly owned company related to legal, accounting and other administrative services and expenses.

 Interest and Other Income (Expense), Net

  Interest and other income (expense), net, consists primarily of interest expense incurred by the Company related to borrowings under its revolving line-of-credit agreement, offset by interest income generated from the investment of cash and cash equivalents. During the six months ended June 30, 1997, the Company generated net interest and other expense of $68,000, or 0.1% of sales, as compared to $129,000 of net interest and other income, or 0.3% of sales, during the corresponding period in 1996. The increase in interest expense during the six months ended June 30, 1997 compared to the corresponding period of 1996 is due to interest expense increased on borrowings under the Company's revolving line of credit, which the Company anticipates will be paid down out of the proceeds of this Offering and terminated.

YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

 Sales

  In 1996, 1995 and 1994, sales were approximately $101.9 million, $52.8 million, and $19.2 million, respectively. The increased sales from the periods in 1995 to 1996 and from 1994 to 1995 were primarily due to increased volume of 38 GHz and 23 GHz radio systems to new and existing customers. There can be no assurance that sales of the Company's radio systems will increase or that such systems will achieve market acceptance. The Company provides significant volume price discounts to its customers, which are expected to lower the average selling price of a particular product line as more units are sold. In addition, the Company expects that the average selling price of a particular product line will also decline as such product matures, and as competition increases in the future. Accordingly, the Company's ability to maintain or increase sales will depend upon many factors, including its ability to increase unit sales volumes of its systems and to introduce and sell systems at prices sufficient to compensate for reduced revenues resulting from declines in the average selling price of the Company's more mature products. To date, most of the Company's sales have been made to a relatively small number of customers, located primarily outside the United States.

 Gross Profit

  In 1996, 1995 and 1994, gross profit was $41.5 million, $22.9 million and $7.7 million, respectively, or 40.7%, 43.3% and 40.0% of sales, respectively. The improvement in gross profit as a percentage of sales from 1994 to 1995 was due to product design improvements and economies of scale. The decrease of gross profit percentage from 1995 to 1996 was due primarily to new product introductions in the first and third quarters and related production inefficiencies.

  The Company has an ongoing program to reduce the costs of manufacturing its radio systems. As part of this program, the Company has been attempting to achieve cost reductions principally through engineering and manufacturing improvements, production economies and utilization of third party subcontractors for the manufacture of the Company's radio systems and certain components and subassemblies used in the systems. The Company is also implementing other cost reduction programs in order to maintain gross margins in the future. There can be no assurance that the Company's ongoing or future programs can be accomplished or that they will increase gross profits.

 Research and Development

  In 1996, 1995 and 1994, research and development expenses were approximately $20.2 million, $12.3 million and $8.0 million, respectively. The increase in research and development expenses from 1995 to 1996 and from 1994 to 1995 was due to increased staffing as the Company concentrated on new product development, including costs associated with new product development by CRC beginning in 1996.

 Selling and Marketing

  In 1996, 1995 and 1994, selling and marketing expenses were $6.9 million, $4.5 million and $2.8 million, respectively. The Company intends to continue to invest significant resources to expand its sales and marketing efforts, including the hiring of additional personnel, and to establish the infrastructure necessary to support future operations.

 General and Administrative

  In 1996, 1995 and 1994, general and administrative expenses were $5.8 million, $3.3 million and $3.0 million, respectively. The increase in general and administrative expenses of $2.5 million from 1995 to 1996 is related to expansion of the Company's business as well as goodwill amortization associated with acquisitions of Geritel and ACS. The goodwill is being amortized over the estimated lives of acquired assets.

 Interest and Other Income (Expense), Net

  Interest and other income (expense), net consists primarily of interest income generated from the investment of cash received from financing activities in 1996, 1995 and 1994, partially offset by interest expense incurred on the Company's bank line of credit and equipment lease lines. In 1996, 1995 and 1994, interest and other income (expense), net were $1.2 million, $0.2 million and $(0.2) million, respectively. Through fiscal 1996, contracts negotiated in foreign currencies were limited to pound sterling contracts, and any impact due to currency fluctuations has been insignificant. However, the Company may in the future be exposed to the risk of foreign currency gains or losses depending upon the magnitude of a change in the value of a local currency in an international market. The Company has entered into foreign currency hedging transactions to reduce exposure to foreign exchange risks. As of December 31, 1996, the Company had forward exchange contracts with notional amounts of approximately $25.0 million.

 Income Tax Provision

  The Company's effective tax rates for 1996 and 1995 were 9.4% and 7.3%, respectively. Income taxes provided in 1994 represent amounts attributable to taxable income generated by CRC. The Company's effective tax rate is less than the combined federal and state statutory rate due principally to net operating loss credit carryforwards available to offset taxable income. As the result of exhausting the net operating loss and the credit carryover, as well as the expansion of the operations into Europe, the Company expects the effective tax rate to increase in the future.

LIQUIDITY AND CAPITAL RESOURCES

 For the Six Months Ended June 30, 1997 and 1996

  The Company used approximately $14.3 million in operating activities during the six months ended June 30, 1997, primarily due to an increase in accounts receivable, prepaid expenses and inventory of $6.6 million, $5.8 million and $7.1 million, respectively, and a decrease in accounts payable and other accrued liabilities of $3.6 million and $4.0 million, respectively. This was partially offset by net income of $6.0 million, depreciation and amortization expense of $2.7 million, an increase in notes receivable of $1.8 million, and increases in accrued employee benefits and income taxes payable of $1.3 million and $1.7 million, respectively.

  The Company used approximately $13.9 million in investing activities during the six months ended June 30, 1997 consisting of approximately $3.1 million to purchase Technosystem, $7.8 million to purchase CSM, and $3.1 million to acquire capital equipment.

  The Company generated approximately $6.3 million in financing its activities during the six months ended June 30, 1997. The Company received approximately $15.0 million from its borrowings under its bank line of credit, partially offset by the payment of approximately $10.8 million to retire a portion of the bank debt of Technosystem and all of the bank debt of Geritel, and approximately $1.7 million from the issuance of the Company's Common Stock pursuant to the Company's stock option and employee stock purchase plan.

  At June 30, 1997 and December 31, 1996, accounts receivable were approximately $52.1 million and $42.8 million, respectively. Of the $9.3 million increase that occurred for the six months ended June 30, 1997, $2.7 million was due to the acquisition of accounts receivable from both Technosystem and CSM. At June 30, 1997 and December 31, 1996, inventory was approximately $42.2 million and $30.8 million, respectively. Of the $11.4 million increase that occurred in the six months ended June 30, 1997, $4.2 million was due to the acquisition, of inventory from Technosystem and CSM, a portion of which was written off in the quarter ended June 30, 1997. At June 30, 1997 and December 31, 1996, notes payable were approximately $17.5 million and
$2.1 million, respectively. Of the $15.4 million increase that occurred in the six months ended June 30, 1997, $15.0 million was due to borrowings under the bank line of credit.

  At June 30, 1997, the Company had working capital of approximately $72.0 million. In recent quarters, most of the Company's sales have been realized near the end of each quarter, resulting in a significant investment in accounts receivable at the end of the quarter. In addition, the Company expects that its investments in accounts receivable and inventories will continue to be significant and will continue to represent a significant portion of working capital. Significant investments in accounts receivable and inventories may subject the Company to increased risks, including obsolescence and write-offs that could materially adversely affect the Company's business, prospects, financial condition and results in operations.

  The Company's principal sources of liquidity as of June 30, 1997 consisted of approximately $19.5 million of cash and cash equivalents. In March 1997, the Company entered into an unsecured line-of-credit agreement with Union Bank which provides for borrowings up to $17.5 million. At June 30, 1997, the Company had $15.0 million of borrowings outstanding under such line of credit. As of June 30, 1997, the Company did not meet certain specified minimum ratios, however, the Company received a waiver from Union Bank with respect to such compliance. In September 1997, the Company entered into a replacement unsecured line-of-credit agreement with Union Bank which increased the Company's borrowing limit to $20.0 million and modified the specified minimum ratios. The line contains numerous financial ratio covenants and expires on March 31, 1998.


 For the Years Ended December 31, 1996, 1995 and 1994

  The Company has financed its operations and met its capital requirements through net proceeds of approximately $89.5 million from its initial and two follow-on public offerings of its Common Stock, three preferred stock financings aggregating approximately $17.2 million, and borrowings under its bank lines of credit and equipment lease arrangements.

  Operating activities used net cash of $5.3 million, $18.8 million and $9.4 million in fiscal 1996, 1995 and 1994, respectively. Net cash used by operating activities in 1996 was primarily due to increases in accounts receivable and inventory of $20.5 million and $13.4 million, respectively, which were partially offset by net income of $8.9 million and increases in accounts payable of $11.9 million and depreciation and amortization expense of $5.1 million. The net cash used in operating activities in 1995 was primarily due to increases in accounts receivable and inventory of $14.3 million and $13.3 million, respectively, which were partially offset by an increase in accounts payable of $7.4 million. Net cash used in operating activities in 1994 was primarily due to operating losses and increases in accounts receivable and inventory of $5.0 million and $2.1 million, respectively, which were partially offset by increases in accounts payable of $2.5 million and in accrued employee benefits and other liabilities of $1.0 million.

  Investing activities used net cash of $16.7 million, $7.2 million, and $631,000 in fiscal 1996, 1995 and 1994, respectively. In the last three fiscal years, the Company invested primarily in short-term investments, capital equipment and technologies.

  Financing activities in 1996 consisted primarily of the issuance of Common Stock from a follow-on public offering in May 1996 which raised net proceeds of approximately $52.5 million and the issuance of Common Stock upon exercise of stock options and employee stock purchase plans resulting in proceeds to the Company of $2.1 million and an increase in notes payable of approximately $1.2 million. These amounts were partially offset by payments of approximately $1.2 million to retire notes payable and short-term borrowings.

  Financing activities in 1995 consisted primarily of the issuance of Common Stock from an initial and follow-on public offerings which raised net proceeds of approximately $37.0 million and the issuance of

Common Stock upon exercise of stock options and employee stock purchase plans resulting in proceeds to the Company of $0.2 million. These amounts were partially offset by payments of approximately $4.3 million on capitalized lease obligations and notes payable.

  Financing activities in 1994 consisted primarily of the issuance of preferred stock which raised net proceeds of approximately $5.0 million and proceeds of approximately $3.1 million from borrowings under notes payable. These amounts were partially offset by payments on capitalized lease obligations of approximately $0.5 million.

  At present, the Company does not have any material commitments for capital equipment purchases. However, the Company's future capital requirements will depend upon many factors, including the development of new radio systems and related software tools, potential acquisitions, the extent and timing of acceptance of the Company's radio systems in the market, requirements to maintain adequate manufacturing facilities, working capital requirements for Geritel, ACS, Technosystem, CSM, CRC, Telesys and potentially R T Masts, the progress of the Company's research and development efforts, expansion of the Company's marketing and sales efforts, the Company's results of operations and the status of competitive products. To the extent that the Company's financial resources are insufficient to fund the Company's activities, additional funds will be required. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all, when required by the Company. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders will result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its research and development or manufacturing programs, cease its acquisition activities or obtain funds through arrangements with partners or others that may require the Company to relinquish rights to certain of its technologies or potential products or other assets that the Company would not otherwise relinquish. Accordingly, the inability to obtain such financing could have a material adverse effect on the Company's business, financial condition and results of operations.

 Recent and Pending Acquisitions

  As discussed in Note 4 to the Consolidated Financial Statements, the Company completed several acquisitions and a merger during the first six months of 1997. Note 4 discusses the acquisition of 100% of the equity of Technosystem on February 24, 1997, the acquisition of substantially all of the assets of CSM on March 7, 1997 and the acquisition of all of the outstanding shares of capital stock of CRC on May 29, 1997. In addition, Note 9 to the Consolidated Financial Statements discusses the pending acquisition of R T Masts pursuant to the share purchase agreement executed on October 14, 1997.

  In addition to the acquisitions discussed in the Notes to the Consolidated Financial Statements, on August 18, 1997, the Company, through one of its wholly owned subsidiaries, acquired the assets of Telesys (UK) Limited, a provider of engineering program management and installation of wireless communications and fiber optic systems. The transaction consisted of cash consideration of United States $245,000 and up to an additional United States $200,000 payable over two years based upon successful achievement of objectives. Telesys, located in Harlow, Essex, U.K., provides services to operators of wireless, fiber optic, and cable systems in Europe. It installs and commissions radio systems, as well as designs and installs fiber optic and cable systems.